Exhibit 99.2

May 31, 2012

Dear Shareholder,

On behalf of the Isabella Bank Corporation Board of Directors, I am pleased to announce the promotion of Mr. Steven Pung to President of Isabella Bank, effective July 1, 2012. Over the last several months, Steve has taken on the overall day-to-day management of the Bank, allowing me to focus more time on the overall strategies and vision for the Corporation. Steve’s appointment to President of the Bank is a direct reflection of the hard work and dedication he has given to our Bank for over 30 years.

Steve earned his bachelor’s degree from Central Michigan University. He is also a graduate of the Robert Perry School of Banking at CMU and the Graduate School of Banking at the University of Wisconsin, Madison. In 1979, Steve joined Isabella Bank as Director of Personnel and was later promoted to Senior Vice President of Operations. He was then named Chief Operations Officer in 2009 and Executive Vice President in 2011. Steve’s leadership has contributed to our success and we are fortunate to have him share his talents and passion for community banking with us.

In addition to his achievements at the Bank, Steve is also very involved in the community which is a big part of our culture and values as an organization. He is currently a member of the board of trustees for the Mt. Pleasant Area Community Foundation, chairperson for the MPACF scholarship committee, a member of the Art Reach Board of Trustees, a director and chair of the finance committee for McLaren-Central Michigan, and a member of the Mt. Pleasant First United Methodist Church. Steve and his wife, Sue, live in Mt. Pleasant.

In closing, I would like to thank you for your support. I hope you enjoy the summer and I look forward to talking with you soon. If you have any questions or comments, please contact me by email at rbarz@isabellabank.com or call me at (989) 779-6230.

Richard J. Barz, CEO